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                                                                   EXHIBIT 10.17

      PERSONAL & CONFIDENTIAL

      Dear Janet Waldo:

      This letter will confirm our agreement with respect to the terms of your employment by Bridgetech Holdings International, Inc., a Delaware corporation (referred to herein as "the Company").

      The Company desires to retain your services, and you wish to be employed by the Company. In furtherance of the mutual desires of the parties, you and the Company have agreed, effective November 21, 2005, as follows:

1. EMPLOYMENT. The Company hereby agrees to employ you, and you hereby agree to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement.

2. TERM OF EMPLOYMENT. The period of employment under this Agreement shall begin on November 21, 2005 and shall continue through November 20, 2006 (the "Term"), unless sooner terminated in accordance with Section 5 below or unless extended by mutual agreement of the parties (the "Employment Term").

3.    DUTIES AND. RESPONSIBILITIES.

      3.1. The Company will employ you as President of the Contract Research Organization (CRO) (or such amended name as agreed to by the parties). In such capacity, you shall perform the customary duties and have the customary responsibilities of such position and such other related duties as may be reasonably assigned to you from time to time by the Company and such other or different duties as you may agree to in writing.

      3.2. You agree to faithfully serve the Company, to devote your full working time, attention and energies to the business of the Company, and to perform the duties under this Agreement to the best of your abilities.

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      3.3.  You agree (i) to comply with all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory, and administrative bodies; (ii) to comply with the Company's Policies and Procedures; (iii) to comply with the terms of this Agreement; and (iv) not to engage in any other business or employment without the written consent of the Company except as otherwise specifically provided herein.

4. COMPENSATION AND BENEFITS. During the Employment Term, your compensation shall be as follows:

      4.1. BASE SALARY. The Company shall pay you an annual Base Salary of ONE HUNDRED AND FIFTY THOUSAND DOLLARS ($150,000.00). Base Salary shall be paid periodically at the same times as the Company generally pays Base Salary to its other professional staff employees.

      4.2 BONUS COMPENSATION. In addition to Base Salary, as incentive compensation, the Company shall provide you with Bonus Compensation earned during the Employment Term. Bonus shall be range from 25% to 75% of Base Salary based upon the completion of certain agreed upon performance criteria. The total amount of the annual cash bonus earned shall be paid 45 days after year-end.

      4.3 STOCK. The Company shall award you 50,000 shares of Restricted Common Stock upon acceptance of the position. The shares are to be Rule 144 shares that can not be sold for a period of twelve months. In addition, you will be granted 50,000 non-qualified stock options upon acceptance of the position, which will vest immediately. You will also be able to participate in the company's stock option plan and additional options will be granted to you on an annual basis, based upon your performance with the company.

      4.2. OTHER BENEFITS. During the Employment Term, you also shall be eligible to participate in the Company's other employee benefit plans and programs as from time to time may generally be made available to the Company's similarly-situated employees, subject in each case to the terms and provisions of such plans and programs.

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      4.3.  BUSINESS EXPENSES. The Company recognizes that, in connection with your duties and responsibilities under this Agreement, you will incur ordinary and necessary business expenses. The Company agrees to reimburse you for such ordinary and necessary business expenses in accordance with the Company's applicable guidelines and procedures.

5. TERMINATION OF EMPLOYMENT PRIOR TO LAST DAY OF THE TERM. Notwithstanding anything to the contrary herein, your employment under this Agreement shall terminate prior to the expiration of the Term upon the occurrence of any of the circumstances set forth in this Section 5. Upon termination, you (or your beneficiary or estate, as the case may be) shall be entitled to receive the compensation and benefits described in Section 6 below.

      5.1.  DEATH. Your employment shall terminate upon your death.

      5.2. TOTAL DISABILITY. The Company may terminate your employment upon your becoming "Totally Disabled." For purposes of this Agreement, you will be considered to be "Totally Disabled" as of the date you become entitled to receive disability benefits under the Company's long-term disability plan as in effect at the time.

      5.3. TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate your employment at any time for "Cause." As used herein, "Cause" shall mean (i) any material act of dishonesty committed by you affecting the Company, (ii) your continued failure to perform substantially your duties as President and Chief Operating Officer with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) reasonably promptly after a written demand for substantial performance is delivered to you by the Company which specifically identifies the manner in which the Company believes that you have not substantially performed your duties, (iii) your use of alcohol, drugs or other controlled substances in such a manner as to interfere materially with the performance of your duties for the Company if such material interference shall continue for 30 days after notice in writing from the Company specifying such interference in reasonable detail, (iv) material violation by you of any material Company policy in the Company policy manual, as

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            amended from time to time, or other Company policies and procedures which prior to such violation were set forth in writing and provided or made available to you (including, without limitation, policies and procedures relating to proprietary information, nondiscrimination, sexual harassment or other unlawful conduct) which could otherwise result in termination of employment (collectively, the "Policies and Procedures"), or (v) your failure to comply with the obligations of this Agreement in any material respect if such failure shall continue for 30 days after notice, in writing, from the Company specifying such failure in reasonable detail.

      5.4. TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate your employment at any time, without Cause, upon 30 days' prior written notice to you.

      5.5. TERMINATION BY YOU FOR GOOD REASON. You may terminate your employment at any time for "Good Reason."

            5.5.1. As used herein, "Good Reason" shall mean (i) that the Company has changed the level or nature of your duties and responsibilities without your written consent such that an objective observer, considering your duties and responsibilities (as so changed) as a whole, would conclude that there has been an adverse change in your duties and responsibilities as compared to those in effect prior to the first such change to which you have not so consented; (ii) the Company has changed the amount of your Base Salary and/or the percentage and corresponding cash bonus levels of your Bonus Compensation as stated under 4.1 and 4.2 without your written consent such that an objective observer, considering your Base Salary and Bonus Compensation (as so changed) as a whole, would conclude that there has been an adverse change in your compensation and benefits as compared to those in effect prior to the first such change to which you have not so consented;
                  (iii) the Company materially breaches any of its obligations hereunder (it being understood that, without limitation, any reduction in, or failure to pay, Base Salary or Bonus

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                  Compensation or failure to provide any of the benefits you are entitled to be provided under the benefit plans referred to in
                  Section 4.3 and Section 4.4 would be a material breach); or
                  (iv) that the Company has required without your consent that you render your regular duties at an office located more than 50 miles from the locations at which you perform your regular duties as of the date of this Agreement.

            5.5.2. In order for you to effect a termination for Good Reason after the occurrence of an event described above, (A) within 60 days after the occurrence of such event or, in the case of clause (i) the last such change, you must give written notice to the Company of the occurrence of such event constituting Good Reason, and (B) the Company shall have failed to cure such event within 30 days from the date you deliver the written notice to the Company. If such event has occurred and you provide the notice and the Company fails to cure such event as provided in the preceding sentence, you shall thereupon be entitled to terminate your employment with the Company for Good Reason within the following 30 days and, upon doing so, you shall be treated as if you were terminated by the Company without Cause under Section 5.4; provided that if you do not so terminate your employment within such 30 day period you will forfeit your right to terminate your employment for Good Reason due to such Good Reason event.

      5.6. TERMINATION BY YOU WITHOUT GOOD REASON. You may terminate your employment at any time without Good Reason upon 30 days' prior written notice to the Company.

6. CONSEQUENCES OF TERMINATION. The following provisions shall apply if your employment under this Agreement is terminated prior to the expiration of the Term.

      6.1.  COMPENSATION AND BENEFITS. Except as otherwise provided in this
            Section 6, upon termination of your employment under this Agreement:

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            6.1.1. Your right to receive compensation under this Agreement shall cease as of the effective date of such termination.

            6.1.2. The Company shall pay you any accrued but unpaid Base Salary and Bonus Compensation for services rendered to the date of termination and any unpaid expenses required to be reimbursed under this Agreement. Such amounts shall be paid within 30 days after such termination or as otherwise required by law.

            6.1.3 Any compensation or benefits to which you may be entitled upon termination pursuant to the plans, policies and arrangements referred to in Sections 4.3, 4.4 and 4.5 shall be determined and paid or forfeited in accordance with the terms of such plans, policies and arrangements. Nothing in this Agreement shall limit any benefits or rights to which you are entitled under "COBRA."

      6.2. DEATH OR TOTAL DISABILITY. If your employment is terminated by reason of your death pursuant to Section 5.1 or Total Disability pursuant to Section 5.2, the Company shall not be obligated to make any payments to you under this Agreement following the date of termination, except that the Company shall pay you (or your beneficiary in the event of death) the amounts described in Section
            6.1 above.

      6.3. TERMINATION BY THE COMPANY FOR CAUSE OR TERMINATION BY YOU WITHOUT GOOD REASON. If your employment is terminated by the Company for Cause pursuant to Section 5.3 or is terminated by you without Good Reason pursuant to Section 5.6, the Company shall not be obligated to make any payments to you under this Agreement following the date of termination, except that the Company shall pay to you the amounts described in Section 6.1 above.

      6.4. TERMINATION BY THE COMPANY WITHOUT CAUSE OR TERMINATION BY YOU FOR GOOD REASON. In addition to the amounts described in Section 6.1 above, you will be entitled to the following benefits if your employment is

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            terminated by the Company without Cause pursuant to Section 5.4 or by you for Good Reason pursuant to Section 5.5:

            6.4.1 The Company shall provide for your continued coverage at the
                  Company's expense in the Company's comprehensive medical and dental insurance program and any other health, disability or death related programs until the earliest to occur of: (i) 6 months after the termination of your employment, subject to an extension for an additional 6 months as contemplated by
                  Section 8.1; (ii) your death; or (iii) the date you commence coverage under any other group health insurance plan, provided that the foregoing shall not limit any rights to which you are entitled under "COBRA."

            6.4.2 The Company shall pay you an amount equal to your average monthly cash compensation over the prior 12 months (including Base Salary and Bonus Compensation, for a period of 12 months ("Severance Pay"), such amount to be paid in substantially equal installments on a monthly basis, beginning 30 days following the date of termination.

7. CONFIDENTIALITY; OWNERSHIP OF PROPRIETARY INFORMATION. You agree that, at all times during the Employment Term and thereafter, the proprietary information and inventions provisions set forth in Appendix B shall be effective.

8. RESTRICTIVE COVENANTS. By entering into this Agreement with you, the Company is providing you with the contractual benefits hereunder, including, without limitation, (i) the income opportunities made available to you hereunder (including, without limitation, the Base Salary set forth in Section 4.1, Bonus Compensation under Section 4.2, and (ii) the provisions of Section 6 hereof providing for certain payments to you or your beneficiary in certain circumstances following termination of your employment hereunder, which income opportunities and post-termination payment benefits are not afforded generally to other employees of the Company. In consideration of the Company's providing you with such benefits and opportunities, and as a material inducement from you to the Company's entering into this Agreement, you hereby agree to each of the following covenants:

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      8.1.  COVENANT NOT TO COMPETE. At all times during the Restricted Period
            (as defined below), you shall not participate or agree to participate in any business (or in any competing sub-unit in the case of a diversified business), as a stockholder, employee, consultant, officer, director, trustee, partner, proprietor or otherwise, that provides any services directly in competition with the company. You shall not be deemed to be participating in such a competing business if you are the beneficial owner of no more than 5% of the ownership interests in any entity, provided you do not participate, directly or indirectly, in the conduct of the business of such company or render assistance to it other than such investment. The "Restricted Period" shall begin on the date hereof and continue until the date that is 12 months after the termination of your employment with the Company, but in no event beyond the date of December 31, 2009; provided, however, that if your employment is terminated by the Company without Cause or you terminate for Good Reason, then the Restricted Period shall end 12 months following your termination of employment..

      8.2. COVENANT NOT TO SOLICIT CLIENTS. At all times from and after the date hereof until the date that is 12 months after the termination of your employment with the Company, you shall not, directly or indirectly through any other person or entity, solicit, entice, persuade or induce any person or entity, which is then, or has been within the twelve months preceding termination of your employment, a client, customer, or other person or entity having a material business relationship (each, a "Covered Person") with the Company or any subsidiary of the Company to terminate, reduce or disrupt or to otherwise alter adversely its contractual or other relationship with the Company or such entity or subsidiary.

      8.3. COVENANT NOT TO SOLICIT EMPLOYEES. At all times from and after the date hereof until the date that is 12 months after the termination of your employment with the Company, you shall not, directly or indirectly through any other person or entity, solicit for employment, or employ or otherwise retain the services (through another entity or otherwise) of, any person who is then, or has been within the preceding twelve months, an employee, agent or consultant of the Company.

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      8.4.  ACKNOWLEDGMENT REGARDING RESTRICTIVE COVENANTS. You acknowledge and agree that the restraints contained in Section 8 are reasonable and enforceable in view of the Company's legitimate interests in protecting its business and customer goodwill and that you received consideration for your agreement to these covenants, including, without limitation, consideration provided in this Agreement. You further understand that the restrictive covenants will preclude, for a time, your employment with some of the competitors of the Company. You understand that the restrictions of Section 8 are limited geographically in view of the Company's operations, and that, accordingly, the restrictions contained in this Section shall apply in: (i) any city, county or other political subdivision of the State of California.

9.    ENFORCEMENT OF COVENANTS.

      9.1. TERMINATION OF EMPLOYMENT AND FORFEITURE OF COMPENSATION. You agree that in the event that you breach any of the covenants set forth in
            Section 8 above, or breach in any significant respect the Proprietary Information and Inventions Agreement, the Company shall have the right to terminate your employment for Cause pursuant to
            Section 5.3 above; provided, that if the Company does not so terminate your employment within 90 days after final determination of such breach, it shall not thereafter be entitled to terminate your employment for Cause on account of such breach. In addition, you agree that if so terminated, the Company shall have the right to discontinue any or all remaining benefits payable pursuant to
            Section 6 above, subject to any rights that might otherwise be already vested. Such termination of employment or discontinuance of benefits shall be in addition to and shall not limit any and all other rights and remedies that the Company may have against you.

      9.2. RIGHT TO INJUNCTION. You acknowledge that a breach of the covenants set forth in Section 8 or in the Proprietary Information and Inventions Agreement will cause irreparable damage with respect to which any remedy at law for damages will be inadequate. Therefore, in the event of breach or anticipatory breach of the covenants set forth in Section 8 or in the Proprietary Information and Inventions Agreement by you, you and the

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            Company agree that the Company shall be entitled to the following particular forms of relief, in addition to remedies otherwise available to it at law or equity: (i) injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach and you hereby consent to the issuance thereof forthwith (subject to your right to appeal the issuance thereof) and without bond by any court of competent jurisdiction; and (ii) recovery of all reasonable sums expended and costs, including reasonable attorney's fees, incurred to enforce the covenants set forth in
            Section 8 or in the Proprietary Information and Inventions Agreement; provided, however, that there may not be any recovery of any such sum to the extent that a court of competent jurisdiction finds that you have not breached or are not in anticipatory breach, as the case may be, of any such covenant.

      9.3. SEPARABILITY OF COVENANTS. The covenants contained in Section 8 and in the Proprietary Information and Inventions Agreement constitute separate covenants. If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 8 or in the Proprietary Information and Inventions Agreement is not permitted by applicable laws, you and the Company agree that such provisions shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. You and the Company further agree that the covenants in
            Section 8 and in the Proprietary Information and Inventions Agreement shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by you against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants set forth in Section 8 or in the Proprietary Information and Inventions Agreement.

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      9.4.  SURVIVAL OF PROVISIONS. The provisions of this Agreement shall survive the termination of your employment in accordance with their respective terms.

10. WITHHOLDING OF TAXES. The Company shall withhold from any amounts payable under this Agreement all applicable federal, state, local, or other taxes (including, but not limited to, FICA taxes).

11. NON-DISCLOSURE OF AGREEMENT TERMS. You agree that you will not disclose the terms of this Agreement (other than the existence of this contract, the term of employment and the restrictive covenants) to any third party other than your immediate family, attorneys, accountants, or other consultants or advisors or except as may be required by any governmental authority.

12. ASSIGNMENT. This Agreement shall not be assignable by the Company without your consent, except that if the Company should merge or otherwise consolidate with or into, or transfer substantially all of its assets to another corporation or other form of business organization, then this Agreement shall be binding upon you and inure to the benefit of the successor corporation or business organization. You may not assign, pledge or encumber this Agreement or our rights and obligations hereunder or any part hereunder. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Without limiting the generality of the immediately preceding sentence, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of any successor to the Company as a result of a change in control (whether direct or indirect, by purchase, merger, consolidation or otherwise) of either such entity, any intervening successor to each such entity, or any of their parent entities.

13. NO CLAIM AGAINST ASSETS. Nothing in this Agreement shall be construed as giving you any claim against any specific assets of the Company or as imposing any trustee relationship upon the Company on your behalf. Except as may be specifically provided under the terms of an employee benefit or other program, the Company shall not be required to establish a special or separate fund or to segregate any of its assets in order to provide for the satisfaction of its

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      obligations under this Agreement. Your rights under this Agreement shall be limited to those of an unsecured general creditor of the Company.

14. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. Any dispute hereunder shall be subject to the exclusive jurisdiction of the courts in the state of California, and you and the Company and their successors and permitted assigns consent to personal jurisdiction in such state.

15. ENTIRE AGREEMENT; AMENDMENT. This Agreement supersedes any and all prior agreements, whether written or oral, between the Company or any representative thereof and you relating to the terms of your employment by you for the Company during the Term or to your compensation for such services, including, without limitation, any "employment at-will" agreement, and all such prior agreements shall be and are null and void. It may not be amended except by a written agreement signed by both parties.

16. NOTICES. Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by facsimile or by hand deliver, to those listed below at their following respective addresses or at such address as each may specify by notice to the others:

To the Company:

Thomas C. Kuhn III, EVP & CFO
Bridgetech Holdings International, Inc.

To you, at your address on file in the records of the Company.

17.   MISCELLANEOUS.

      17.1. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

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      17.2. SEPARABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained therein.

      17.3. HEADINGS. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

      17.4. RULES OF CONSTRUCTION. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

      17.5. NO CONFLICTING AGREEMENTS. You represent and warrant to the Company that you are not a party to or bound by any confidentiality, noncompetition, nonsolicitation or other agreement or restriction which could conflict with or be violated by the performance of your duties to the Company under this Agreement or otherwise.

Acknowledged and Agreed to:

/s/ Janet Waldo                         /s/ Michael Chermak
-------------------------------         ----------------------------------
Janet Waldo                             Bridgetech Holdings International, Inc.
17 Nov. 05                              By: Michael Chermak
                                        Its Chief Executive Officer

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